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                                                                     EXHIBIT 99b


FOR IMMEDIATE RELEASE

                                                    CONTACT:
                                                    Philip G. Weaver
                                                    Cooper Tire & Rubber Company
                                                    (419) 424-4320
                                                         or
                                                    Donald R. Sheley, Jr.
                                                    The Standard Products Co.
                                                    (313) 791-2336


COOPER TIRE & RUBBER AND STANDARD PRODUCTS ANNOUNCE
EXCHANGE RATIO FOR COOPER'S ACQUISITION OF STANDARD

FINDLAY, OHIO/DEARBORN, MICHIGAN, OCTOBER 22, 1999 - Cooper Tire & Rubber Company (NYSE: CTB) and The Standard Products Company (NYSE: SPD) today jointly announced the exchange ratio for Cooper's acquisition of Standard Products. Under the merger agreement, if the acquisition closes as scheduled on Wednesday, October 27, 1999, and if the average of the high and low sale price per share of Cooper stock on the New York Stock Exchange on the closing date is equal to or greater than $18.00, each Standard Products common share converted into the right to receive Cooper stock will receive 1.825 shares of Cooper stock.

         However, if the average price per share of Cooper common stock on the closing date is less than $18.00, the exchange ratio will not apply. In that event, each Standard common share will be converted into the right to receive $36.50 in cash.

         Consummation of the acquisition of Standard by Cooper is subject to approval by Standard's shareholders and certain other conditions. Standard will hold a special meeting of its shareholders to vote on the acquisition at 9:00 a.m. (Eastern Time) on October 26, 1999, at Standard's Reid Division offices located at 2130 West 110th Street, Cleveland, Ohio 44102.

         The conditions to the closing and other matters related to the merger are described in the proxy statement-prospectus dated September 15, 1999 that was filed with the United States Securities and Exchange Commission and mailed to Standard's shareholders on or about that date.

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         This release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 regarding expectations for future financial performance, including with respect to the proposed merger, which involve uncertainty and risk. It is possible the Company's future financial performance and the results of the proposed merger may differ from expectations due to a variety of factors including, but not limited to: changes in economic and business conditions in the world, increased competitive activity, achieving sales levels to fulfill revenue expectations, consolidation among its competitors and customers, technology advancements, unexpected costs and charges, fluctuations in raw material and energy prices, changes in interest and foreign exchange rates, regulatory and other approvals, the cyclical nature of the automotive industry, risks associated with integrating the operations of Standard Products and the failure to achieve synergies or savings anticipated in the merger, failure to satisfy the closing conditions of the pending merger and the failure to complete the merger, and other unanticipated events and conditions. It is also possible that the proposed merger may not close on October 27, 1999, or may not close at all. Neither Cooper nor Standard makes any commitment to update any forward-looking statement included herein.

         This release is neither an offer to sell nor a solicitation of an offer to buy Cooper Tire & Rubber Company securities, nor a solicitation of a proxy. Any such offer or solicitation will only be made in compliance with applicable securities laws.
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